EXHIBIT 99.1

Heritage Oaks Bancorp Schedules Second Quarter Conference Call

PASO ROBLES, Calif., June 30, 2011 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp, (Nasdaq:HEOP), the holding company of Heritage Oaks Bank, will host a conference call on Friday, July 29, 2011 at 8:00 a.m. Pacific Daylight Time to discuss its operating results for the quarter ending June 30, 2011, which will be released after the close of business on Thursday, July 28, 2011. Interested parties can listen to the conference call by dialing (877) 312-8825 Conference ID:80485536 or by webcast via Heritage Oaks Bancorp's website at www.heritageoaksbancorp.com under the "Investor Relations" section. Heritage Oaks Bancorp's operating results press release for the second quarter 2011 will be available under the "Investor Relations" section of Heritage Oaks Bancorp's website. A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days.

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton and Morro Bay and three branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branch offices in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the success of the Company and Bank in fulfilling the requirements of the Order and written agreement, completing the capital raise as described above, the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and banking regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

CONTACT: LAWRENCE P. WARD, CEO/ PRESIDENT
         TOM TOLDA, CFO
         805-369-5200